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                                                            EXHIBIT 99.1


                                 PRESS RELEASE
                                 -------------


MARTINSVILLE, VA, December 27, 1999

The Board of Directors of Hooker Furniture Corporation, at their meeting on December 21, 1999, promoted Paul B. Toms, Jr. to President and Chief Operating Officer and Douglas C. Williams to Executive Vice President - Manufacturing. J. Clyde Hooker, Jr. will continue to serve as Chairman of the Board and Chief Executive Officer.

Paul B. Toms, Jr., 45, joined the Company in 1983 and has been a Director since 1993. Most recently he was Executive Vice President - Marketing. Mr. Toms served in this capacity since 1994. Prior to 1994 Mr. Toms was Senior Vice President - Sales and Marketing.

Douglas C. Williams, 52, has been with the Company since 1971 and has been a Director since 1987. He has held various positions in production. In 1987 he was elected Senior Vice President - Manufacturing. He served in the capacity of Vice President - Manufacturing from 1986 to 1987.

Hooker Furniture Corporation is a leading manufacturer of wood furniture selling in the upper-medium price range of the residential market. The Company is celebrating its 75th Anniversary this year. Manufacturing facilities are located in Martinsville and Roanoke, VA, and Kernersville, Pleasant Garden, and Maiden NC.